Exhibit 99.1

Constellation Energy Partners (CEP) to Acquire Newfield Exploration Oil & Gas Properties

in the Cherokee Basin for $128 Million;

Acquisition Establishes CEP as Second Largest Producer in Cherokee Basin

BALTIMORE, Aug. 2 /PRNewswire-FirstCall/ — Constellation Energy Partners LLC (NYSE: CEP) today announced that it has signed a definitive purchase agreement to acquire certain coalbed methane properties from Newfield Exploration Mid-Continent Inc., a subsidiary of Newfield Exploration Company (NYSE: NFX), for an aggregate purchase price of $128 million, subject to purchase price adjustments. The properties are located in the Cherokee Basin in Oklahoma. The acquisition is subject to customary closing conditions and is expected to close by the end of September.

Felix Dawson, chief executive officer of Constellation Energy Partners, said, “This acquisition complements and enhances our two previous acquisitions of coalbed methane properties in the Cherokee Basin. The execution of these three acquisitions demonstrates our commitment to two of our key acquisition strategies — consolidation and competitive positioning within the basins in which we operate — as well as expansion of our focus in coalbed methane. The Newfield properties are strategically located relative to our existing assets and provide further opportunities for operational synergies.”

Operational highlights:

— Estimated proved reserves of 45 Bcfe (this is an internal, non-SEC reserve estimate as of July 24, 2007 assuming a price of $5.25/MMbtu)

— Reserve life index of approximately 13 years

— Current net production of approximately 10,000 Mcfe per day and current net sales of 9,300 Mcfe per day

— Over 600 net producing wells with an average working interest of approximately 94 percent

— Over 600 low-risk, low-cost drilling and recompletion opportunities on approximately 80,000 net acres

— Approximately 350 miles of pipeline gathering systems

Financial highlights (Year 1 and Year 2 are defined as 12 months and 24 months, respectively, following the closing of the Newfield Exploration acquisition):

— Expected to be immediately accretive to distributable cash flow per unit. Management will evaluate the impact of the acquisition on current distribution levels as it integrates the assets. All changes in distributions are subject to approval by the company’s Board of Managers.

— Incremental Adjusted EBITDA projections

— Year 1 estimated — $17 to $19 million

— Year 2 estimated — $19 to $21 million

— Expect to drill approximately 35 net wells and 35 net recompletions per year

— Estimated annual capital expenditures of $4 million

— Cash flow stability expected to be achieved by significant hedging through 2010

Private Placement

Constellation Energy Partners has entered into a unit purchase agreement to sell in a private placement 2,470,592 common units at a price of $42.50 per unit to third party investors, for aggregate cash proceeds of approximately $105 million. The proceeds from this equity private placement, together with funds available under the company’s existing revolving credit facility, will fully fund the purchase price of the acquisition. The Company anticipates that the private placement will close simultaneously with the acquisition of the assets.

Simmons & Company International and Griffis & Associates LLC acted as financial advisors to Newfield Exploration in the acquisition.

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Constellation Energy Partners was formed — and is partly owned — by Constellation Energy (NYSE: CEG), a Fortune 200 energy company with 2006 annual revenues of $19.3 billion.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long- lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; accretion of asset retirement obligation; realized (gain) loss on cancelled natural gas derivatives; and unrealized (gain) loss on natural gas derivatives.

Adjusted EBITDA is used by management to indicate (prior to the establishment of any cash reserves by our board of managers) the cash distributions we expect to pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. We are unable to reconcile our incremental Adjusted EBITDA projections to GAAP net income or operating income because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses on gas derivatives or equity investments or asset impairments, due to the difficulty of doing so.

Forward-Looking Statements

We make statements in this news release that are considered forward- looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our Securities and Exchange

Commission filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the common units nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The equity securities being offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.